UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2025

FOCUS UNIVERSAL INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55247	46-3355876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2311 East Locust Street Ontario, California	91761
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (626) 272-3883

Registrant’s Fax Number, Including Area Code: (917) 791-8877

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	FCUV	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐.

Item 3.03	Material Modification to Rights of Security Holders.

The Board of Directors of Focus Universal Inc., a Nevada corporation (the “Company”) approved a reverse stock split of the Company’s authorized stock, and issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) at a ratio 10 for 1 (the “Reverse Split”). On January 29, 2025, the Company issued a press release announcing the Reverse Split.

Effects of the Reverse Split

Effective Date; Symbol; CUSIP Number. The Reverse Split will be effective at 12:01 a.m. Eastern Standard Time on January 31, 2025, and will be reflected with the Nasdaq Capital Market (“Nasdaq”) and in the marketplace at the open of business on January 31, 2025 (the “Effective Date”), whereupon the common shares will begin trading on a split-adjusted basis. In connection with the Reverse Split, the Company’s common shares will continue to trade on Nasdaq under the symbol “FCUV” but will trade under a new CUSIP Number, 34417J 203.

Split Adjustment; No Fractional Shares. On the Effective Date, the total number of the Company’s common shares held by each shareholder were converted automatically into the number of whole common shares equal to the number of issued and outstanding common shares held by such shareholder immediately prior to the Reverse Split, divided by ten (10). No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one additional whole share of the post-Reverse Split to any shareholder who otherwise would have received a fractional share as a result of the Reverse Split.

State Filing. The Reverse Split was effected by the Company filing the Certificate of Change pursuant to Nevada Revised Statutes (“NRS”) Section 78.209 (the “Certificate”) with the Secretary of State of the State of Nevada on January 28, 2025. The Certificate is not effective until the Effective Date. Under Nevada law, no amendment to the Company’s Articles of Incorporation is required in connection with the Reverse Split. A copy of the Certificate is attached hereto as Exhibit 3.1 and incorporated herein by reference.

No Shareholder Approval Required. Under Nevada law, because the Reverse Split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207, no shareholder approval was required. NRS Section 78.207 provides that the Company may effect the Reverse Split without shareholder approval if (x) both the number of authorized common shares and the number of outstanding common shares are proportionally reduced as a result of the Reverse Split; (y) the Reverse Split does not adversely affect any other class of shares of the Company; and (z) the Company does not pay money or issue scrip to shareholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Split. As described herein, the Company has complied with these requirements.

Capitalization. Prior to the Effective Date of the Certificate, the Company was authorized to issue 150,000,000 common shares. As a result of the Reverse Split, the Company is authorized to issue 15,000,000 common shares (the Company’s authorized common shares were reduced in the same ratio (10-for-1) as its outstanding common shares were reduced). As of January 21, 2025 (immediately prior to the Effective Date), there were 74,019,505 common shares outstanding. As a result of the Reverse Split, there are approximately 7,401,951 common shares outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Split will not have any effect on the stated par value of the common shares.

Each shareholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Split, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of common shares will be substantially unaffected by the Reverse Split.

All options, convertible securities, and warrants of the Company outstanding immediately prior to the Reverse Split will be appropriately adjusted by dividing the number of common shares into which the options, convertible securities, and warrants are exercisable or convertible by ten (10) and multiplying the exercise or conversion price thereof by ten (10), as a result of the Reverse Split.

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Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 is hereby incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, as filed by Focus Universal Inc. with the Secretary of State of the State of Nevada on January 28, 2025.
99.1	Press Release by Focus Universal Inc. dated January 29, 2025.
104	Cover Page Interactive Data File, formatting Inline Extensible Business Reporting Language (iXBRL).

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2025

FOCUS UNIVERSAL, INC.

By:	/s/ Desheng Wang
Name:	Desheng Wang
Title:	Chief Executive Officer

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